Exhibit 99.1

Third Quarter 2020 - Earnings Release and Dividend Declaration

FOR IMMEDIATE RELEASE

From: David Beaver

           Uwharrie Capital Corp

           704-991-1266

Date:  October 22, 2020

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $792 million at September 30, 2020, versus $657 million at December 31, 2019.

Net income for the nine-month period ended September 30, 2020, was $3.5 million versus $2.6 million for the same period in 2019.  For the nine months ended September 30, 2020, net income available to common shareholders was $3.1 million or $0.43 per share compared to $2.2 million or $0.30 per share for September 30, 2019. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Net income for the three-month period ended September 30, 2020, was $1.6 million versus $968 thousand for the same period in 2019.  For the three months ended September 30, 2020, net income available to common shareholders was $1.4 million or $0.20 per share compared to $826 thousand or $0.11 per share for the same quarter in 2019, an increase of 80%.

Additionally, the Board of Directors has declared a 2% stock dividend to be paid to common stock shareholders on November 23, 2020.

Shareholders of Uwharrie Capital Corp, as of the record date November 9, 2020, will receive the dividend, which will be paid electronically via book-entry. No stock certificates will be issued. Shareholders will receive a statement indicating the new shares gained.  If the stock is held in a brokerage account, shares will be electronically delivered directly to the appropriate account.  Only whole shares of stock will be issued.  If applicable, a check for payment of a fractional share may also be issued or deposited electronically.

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries:  Uwharrie Bank and Uwharrie Investment Advisors.  Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.

# # # #